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                                                                   EXHIBIT 99(i)

                              MEMBERS MUTUAL FUNDS
                              THE ULTRA SERIES FUND
                         MEMBERS CAPITAL ADVISORS, INC.
                                     FORM OF
                                 CODE OF ETHICS
                                  JANUARY, 2005

I.    INTRODUCTION

      MEMBERS Mutual Funds and the Ultra Series Funds (each, a "Fund" and collectively, the "Funds") are each registered investment companies under the Investment Company Act of 1940 (the "1940 Act"). MEMBERS Capital Advisors, Inc. ("MCA") is a registered investment adviser and in this role, manages clients' assets, including assets held in the Funds. The 1940 Act and its related rules and regulations require the Funds to adopt a written code of ethics that governs their respective "Access Persons," as such persons are defined by the 1940 Act and its related rules and regulations. Similarly, MCA is required by the 1940 Act, as well as by
      Section 204A of the Investment Advisers Act of 1940 to adopt a written code of ethics that governs its Access Persons. This Code of Ethics ("Code") is intended to meet such requirements, as well as to extend the coverage of the Code to other employees of MCA, as further referenced below.

      All Access Persons are held to high ethical standards. These high ethical standards include the following principles:

      A.    Place the interest of clients first at all times;

      B. Conduct all personal securities transactions consistently with this Code and in such a manner as to avoid, where practical, and disclose where not practical, any actual or potential conflict of interest;

      C. Never take inappropriate advantage of their positions or abuse their positions of trust and responsibility;

      D. Act with integrity, competence, dignity and in an ethical manner when dealing with the public, clients, prospects, employers and employees;

      E.    Strive to maintain and improve competence in the profession; and

      F. Use reasonable care and exercise independent and professional judgment.

II.   PERSONAL TRADING

      In addition to the general principles stated above, federal securities laws impose certain standards on the personal trading activities of all market participants. In particular, all investors are precluded from engaging in insider trading or tipping. Additionally, mutual fund, investment advisor and principal underwriter employees and/or "Access Persons" (as

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      such term is defined by the 1940 Act and its related rules and regulations) are subject to additional regulations that address potential conflicts arising from their personal investment activities. This Code describes these standards and regulations, as they apply to the Funds and MCA. Any questions about this Code or a specific transaction should be directed to a member of the Compliance Committee.

      A.    Persons Covered.

            All MCA employees, and Access Persons of each of the Funds (collectively, "Covered Persons"), are covered by this Code. Covered Persons will be identified by the Compliance Committee and informed of their obligations under this Code.

      B.    Covered Accounts Include Those of Family Members and Other Accounts

            Securities brokerage accounts of Covered Persons ("Covered Accounts") include personal accounts, the accounts of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the Covered Person (or spouse or dependent relative) has, or may acquire, any direct or indirect beneficial ownership or other financial interest, or over which the Covered Person has investment discretion or direct or indirect control. Trades by Covered Persons, whether personal or for any other Covered Account, are collectively referred to herein as "Personal Trades."

      C.    Prohibitions.

            Subject to the exceptions described in Section II(E), Covered Persons are prohibited from doing the following for any transaction for a Covered Account:

            1.    Purchasing any securities in an initial public offering;

            2. Purchasing any securities on the Restricted List (the Restricted List is described later in this policy);

            3. Profiting in the purchase and sale or sale and purchase of the same security within 60 calendar days;

            4. Receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf any Fund or MCA; no gifts from such a person or entity may be received at a person's residence;

            5. Serving on the board of directors of a publicly traded company;

            6. Acquiring or disposing of any security in a private placement transaction;

            7. Trading on material, nonpublic information (If there are any questions as to whether information is material or nonpublic, it is strongly recommended that Covered Persons do not trade. If for some reason the Covered Person believes it is nonetheless appropriate to trade, this matter must be discussed

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                  with and approved by a member of the Compliance Committee
                  prior to trading); and

            8. Tipping - communicating nonpublic material information to others.

      D.    Procedures.

            Covered Persons must do the following:

            1. Complete quarterly personal securities transaction reports. The reports must be completed and returned within thirty days after the end of each quarter. These responses must include all securities not exempted by Section II(E), including affiliated mutual funds (MEMBERS Mutual Funds and Ultra Series Funds through group annuity, and variable annuities).

            2. Acknowledge in writing the receipt, review and understanding of this Code.

            3. Certify annually compliance with the requirements of this and disclosure of all Personal Trades.

            4. Obtain preclearance from a member of the Compliance Committee of all reportable Personal Trades before making the transaction. (Affiliated mutual fund transaction do not need pre-clearance.) The Compliance Committee will issue a response within one business day. The clearance will be effective for five business days, and is automatically revoked if the Covered Person discovers that the information provided at the time the Personal Trade was approved is no longer accurate.

            5. Disclose in writing all personal security holdings upon commencement of employment and thereafter on an annual basis, with such disclosure to identify the title of the securities, and the number of shares or the principal amount.

            6. Provide duplicate brokerage confirmation statements to the Compliance Committee.

      E.    Exemptions.

            1. The following investments are not subject to the prohibitions and procedures set forth in Sections II(C)(1) through (6) and II(D):

                  a. Purchases or sales of direct obligations of the government of the United States or its agencies;

                  b.    Transactions in bank certificates of deposit;

                  c. Purchases or sales of shares of registered UNAFFILIATED open-end investment companies (including money market funds), variable

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                        annuities and unit investment trusts, including those
                        traded on an exchange (commonly known as ETFs);

                  d. Transactions made pursuant to an automatic investment plan.

            2. Purchases or sales of securities for an account over which a Covered Person has no direct control and does not exercise indirect control are not subject to the prohibitions and procedures set forth in Section II(C) and (D). The Committee may require additional documentation in connection with this exemption.

            3. Any other transaction specifically approved in writing by the Compliance Committee.

III.  Miscellaneous.

      A.    Restricted List and Blackout Period.

            A designated MCA employee will maintain the restricted list. The restricted list will include all stocks with market capitalizations of less than $10 billion and for which MCA has a pending buy or sell order. A stock will remain on the restricted list for 7 calendar days after the trade is executed or withdrawn. Any Covered Person who purchases or causes the purchase of a stock for any Covered Account while it is on the restricted list will be directed to sell, or cause the sale of, the stock and disgorge, or cause the disgorgement of, any profits to the United Way of Dane County.

      B.    Private Placement Information.

            A watch list will be maintained by a designated MCA employee. The Watch List will include companies for which the private placement section has current material, nonpublic information. A company will be removed from the Watch List when the designated employee determines the information is no longer material, nonpublic information. The designated employee will also maintain a locked file system to house the material, nonpublic information, and will control access to the locked filing system.

      C.    Ability of Funds to Trade.

            A Covered Person's Personal Trade shall have no effect on a Fund's ability to trade in the same security. For example, if within the 7-day period following his or her Personal Trade, a Covered Person who makes investment decisions for a Fund, or otherwise on behalf of MCA, believes that it is in the best interests of the Fund (or other MCA client account over which he or she has investment authority to purchase or sell the same security on behalf thereof), the trade should be done for the Fund (or other MCA client account), and an explanation of the circumstances must be provided to the Compliance Committee.

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      D.    The Compliance Committee.

            The Compliance Committee shall consist of three members, including one member to be appointed by the President of MCA, one appointed by the head of internal auditing and one appointed by the general counsel.

      E.    Quarterly Audits.

            A person designated by the head of internal auditing shall conduct periodic audits to review compliance with this Code. The audit will review relevant quarterly reports of personal securities transactions and compare personal trades to the restricted list. The results of the audit will be presented to the members of the Compliance Committee.

      F.    Sanctions.

            Any violation of this Code may subject the person to sanctions which may include, among other things, disciplinary action, temporary suspension of employment, dismissal, disgorgement of profits, divestiture of stock, or any other appropriate sanctions as determined by the Compliance Committee.

      G.    Reports.

            The Compliance Committee will report to the Board of Trustees for each of the Funds, as well as the Board of Directors of MCA. The reports will include any violations of this Code which required significant remedial action and will contain recommendations for changes, if any, in this Code. In addition, MCA will annually furnish to the Fund's Board of Trustees, for its consideration, a written report that (1) describes any issues arising under the Code or procedures since the last report thereto, including but not limited to information about material Code violations or procedures and sanctions imposed in response to such violations; and (2) certifies that MCA, as relevant, has adopted procedures reasonably necessary to prevent Covered Persons from violating this Code.

      H.    Amendment.

            The Board of Trustees for each of the Funds, as well as MCA's Boards of Directors, may materially amend this Code from time to time. Non-material amendments may be made by written notice of the Compliance Committee.